Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Hercules Capital, Inc. of our report dated February 21, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Hercules Capital, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the use of our report dated February 28, 2019 relating to the senior securities table, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 29, 2019